Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the eMagin Corporation (the “Company”) Amended and Restated 2003 Employee Stock Option Plan and 2008 Incentive Stock Plan of our report dated  March 24, 2010 on our audits of the consolidated financial statements and schedule of eMagin Corporation as of December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. In addition, we consent to the reference to our firm under the heading “Experts” in the registration statement.

/s/ EISNER LLP
      EISNER LLP

New York, New York
May 13, 2010